Exhibit 5.2

24 March 2015

Matter No.:122549

Doc Ref: 9546433

+441 299 4942

carol.clarke@conyersdill.com

RenaissanceRe Holdings Ltd.

Renaissance House

12 Crow Lane

Pembroke HM 19

Bermuda

Dear Sirs,

Re: RenaissanceRe Holdings Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a prospectus supplement on 23 March 2015 (the “Prospectus Supplement”), to the registration statement on Form S-3ASR (Registration Statement Nos. 333-189303-03 and 333-189303 respectively) filed by the Company with the Commission on June 13, 2013 (the “Registration Statement”) which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) and issuance by RenaissanceRe Finance Inc., (the “Issuer”) of the aggregate principal amount of US$300,000,000 of 3.700% senior notes due 2025 (the “Notes”) and the Company’s irrevocable and unconditional guarantee in respect thereof pursuant to a senior debt securities guarantee agreement dated as of March 24, 2015 (the “Guarantee”) between the Company, as guarantor and Deutsche Bank Trust Company Americas, as guarantee trustee (the “Trustee”). The Notes are being issued under a senior indenture by and among the Issuer, the Company, as guarantor, and the Trustee dated as of March 24, 2015 (the “Base Indenture”), as supplemented by a first supplemental indenture by and among the Issuer, the Company, as guarantor, and the Trustee dated as of March 24, 2015 (the “First Supplemental Indenture”, together with the Base Indenture, the “Indenture”).

The Prospectus Supplement, the Registration Statement, the Indenture and the Guarantee are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Assistant Secretary of the Company on 23 March 2015, resolutions of the board of directors of the Company passed on 14-15 May 2013, minutes of a meeting of the board of directors of the Company held on 1 May 2002 and minutes of a meeting of the offerings committee of the board of directors of the Company held on 19 March 2015, each certified by the Assistant Secretary of the Company on 23 March 2015 (together, the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that all necessary corporate action will be taken to authorise and approve the issuance of the Notes, the terms of the offering thereof and all related matters, (g) that the applicable indenture and any applicable supplements thereto will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto, (h) the capacity, power and authority of all parties other than the Company to enter into and perform their respective obligations under any and all documents entered into by such parties in connection with the issuance of the Notes and the due execution and delivery thereof by each party thereto, (i) that none of the parties to such documents will have carried on or will carry on activities, other than the performance of their obligations under such documents, which would constitute the carrying on of investment business in or from Bermuda, and (k) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus Supplement with the Commission and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Indenture and the Guarantee. The execution and delivery of the Indenture and the Guarantee by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Indenture and the Guarantee. The Indenture and the Guarantee have been duly executed and delivered by or on behalf of the Company and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited